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                 DAVID S. KABAKOFF, PH.D./CORVAS CONSULTING AGREEMENT

    This Consulting Agreement (hereinafter "Agreement") is made this 1 day of May, 1996, (hereinafter "Effective Date") by and between Corvas International, Inc., a California Corporation having its principal place of business at 3030 Science Park Road, San Diego, California 92121 (hereinafter "COMPANY"), and David S. Kabakoff, Ph.D., 16947 Circa del Sur, Rancho Santa Fe, CA 92067 (hereinafter "CONSULTANT").

    In consideration of the mutual covenants contained herein, the parties agree as follows:

    1. Effective as of this day CONSULTANT shall serve as a consultant to CORVAS in its business field of research and development of therapeutic products in the field of thrombosis and vascular disease.

    2. This Agreement does not create an employer-employee relationship between CONSULTANT and CORVAS. CONSULTANT agrees that all services hereunder will be rendered by him, as an independent contractor.

    3. CONSULTANT shall perform services under the Agreement for the consideration and for the period described in Attachment A. Any modification of consideration shall be as mutually agreed upon in writing by the parties from time to time.

    4. CONSULTANT shall not disclose to CORVAS any information, suggestions, products, product developments or process with respect to which CONSULTANT is under any actual or implied duty to any third party to keep secret or to advise, suggest, or develop such information, and nothing in this Agreement shall impose an obligation on the CONSULTANT to act contrary to any such actual or implied duty to others. CORVAS shall be free to use all information that CONSULTANT conveys to it without any further obligation to CONSULTANT.

    5. CONSULTANT represents that he is not a party to any existing agreement which would prevent his entering into this Agreement. Should any potential conflict arise between CONSULTANT's obligations to others and consulting services to be provided to CORVAS, CONSULTANT agrees to promptly disclose such conflict to CORVAS.

    6. (a) CONSULTANT shall promptly disclose in writing to the President or other officials designated by CORVAS to receive such

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disclosures, complete information concerning each and every invention, discovery, development, improvement, device, design, apparatus, practice, process, method or product (hereinafter referred to as "Invention(s)") whether considered by CONSULTANT as patentable or not, made, conceived or reduced to practice by CONSULTANT during the term of this Agreement and RESULTING FROM ANY WORK PERFORMED BY CONSULTANT FOR CORVAS PURSUANT TO THIS AGREEMENT. CONSULTANT hereby agrees that any Inventions made, conceived or reduced to practice by him during the term of this Agreement and pursuant hereto, are the sole property of CORVAS, and CONSULTANT agrees to assign and hereby assigns to CORVAS, its successor or assigns, all his right, title and interest in and to said Inventions, and any patent applications or Letters Patent thereon. CORVAS shall have the sole discretion whether to obtain, maintain, modify or enforce any domestic or foreign patent for any Inventions assigned to CORVAS pursuant to the terms of this Agreement. CORVAS is free to enter into any licensing or assignment agreement with any third party or to use whatever means it deems best to develop, promote or market any Invention assigned to CORVAS pursuant to the terms of this Agreement.

         (b) CONSULTANT agrees that, at any time during the term of this Agreement or thereafter, upon request and with further compensation therefor, and at no expense to him, to do all lawful acts, including the execution of papers and oaths and the giving of testimony, that in the opinion of CORVAS, its successors or assigns, may be necessary or desirable for obtaining, sustaining, reissuing or enforcing Letters Patent in the United States and throughout the world for said Inventions, and for perfecting, recording or maintaining the title of CORVAS, its successors or assigns, to said Inventions and to any patent applications made and any Letters Patent or copyright registrations granted for said Inventions in the United States and throughout the world.

    7. Any reports, specifications or other materials prepared by CONSULTANT for the purpose of or pursuant to this Agreement shall be the property of CORVAS exclusively and shall be maintained in confidence by CONSULTANT.

    8. CONSULTANT recognizes that in performance under this Agreement he will have contact with information of substantial value to CORVAS, which is not generally known and which gives CORVAS an advantage over its competitors who do not know or use it, including, but not limited to techniques, designs, drawings, processes, inventions, developments, prototypes, sales and customer information, and business

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and financial information, relating to the business, products, practices or techniques of CORVAS (hereinafter "Confidential Information"). CONSULTANT agrees, at all times, to regard and preserve as confidential such information, and to refrain from publishing or disclosing any part of such Confidential Information in any manner at any time to unauthorized third parties and CONSULTANT shall not use it, except on behalf of CORVAS, without written consent of CORVAS. CONSULTANT further agrees, at all times to refrain from any other acts or omissions that would reduce the value of such Confidential Information to CORVAS. CONSULTANT agrees to take all reasonable precautions to assure compliance with the provisions of this paragraph.

    9. Any information, reports, documents or other materials disclosed to CONSULTANT, which are of a trade secret or confidential nature, and are identified as such, are solely the property of CORVAS, are to be returned to CORVAS at the termination of this Agreement and the CONSULTANT shall not during the term of this Agreement, or for five (5) years thereafter, disclose such information to others or use such information for commercial benefit of CONSULTANT or others, except, however, that:

              (i) As to a particular matter, CONSULTANT and CORVAS may agree in writing to waiver of such requirement; and

              (ii) Nothing in the Agreement shall in any way restrict the right of CONSULTANT to use, disclose, or otherwise deal with any information which (i) on the Effective Date of this Agreement shall be generally available to the public or thereafter shall become so available through no act of CONSULTANT;
(ii) shall have been in the possession of the CONSULTANT at the time of disclosure to CONSULTANT by CORVAS; (iii) shall not have been acquired by CONSULTANT directly or indirectly from CORVAS pursuant or incidentally to this Agreement; or (iv) shall have been acquired by CONSULTANT from any person entitled to make disclosure to CONSULTANT other than CORVAS.

    10. The CONSULTANT's duties of confidence to CORVAS and other duties pursuant to this Agreement, shall survive the termination of this Agreement for any reason.
,
    11. This Agreement may be terminated prior to expiration of its term by mutual written consent, or may be terminated by the Company at any time for cause. CONSULTANT may terminate this Agreement upon thirty (30) days written notice delivered to COMPANY, provided


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that CONSULTANT shall be bound by all duties hereunder which survive termination including the duty of confidentiality. Renewals of this Agreement must be negotiated in writing during the term of this Agreement, and shall be conducted by mutual agreement. The CONSULTANT agrees on behalf of himself and any other person or persons claiming any benefit under him, that this Agreement and the rights of CONSULTANT hereunder shall not be assigned in any way. Any attempt to assign, transfer, or otherwise dispose of this Agreement shall be null and void.

    12. This Agreement contains the entire understanding of the parties with respect to the matters contained herein. To the extent that any terms of this Agreement are inconsistent, other terms and conditions shall remain in full force and effect. This Agreement shall be subject to and governed by the laws of the State of California irrespective of the fact that the CONSULTANT may become a resident of a different state.

Agreed to and Accepted:                Agreed to and Accepted:

CORVAS INTERNATIONAL, INC.             CONSULTANT


/s/ John E. Crawford                   /s/ David S. Kabakoff
- - -----------------------------          ---------------------------
John E. Crawford                       David S. Kabakoff, Ph.D.
Executive Vice President               President and CEO
  & Chief Financial Officer

Date:  April 29, 1996                  Date:  April 29, 1996
      -----------------------                ---------------------

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Attachment A

CONSULTANT will serve as President and Chief Executive Officer and agrees to commit forty percent (40%) of his professional time to executing these responsibilities during the month of May, 1996 and twenty-five percent (25%) of his professional time during the month of June, 1996. During May, CONSULTANT will be compensated at forty percent (40%) of his salary as a full-time employee of Corvas which was effective prior to May 1, 1996 ($255,000). During June he will be compensated at twenty-five percent (25%) of his previous full-time salary. Such compensation will terminate on such a date as a successor begins serving as President and Chief Executive Officer.

Beginning July 1, 1996, CONSULTANT will serve as a consultant and continue to serve on the Board of Directors. Consideration for such services will be the continued vesting of stock options as indicated on Schedule B attached to this document.

CORVAS will reimburse CONSULTANT for reasonable travel and other related expenses incurred in performance of services under this Agreement.

CONSULTANT will submit invoices and receipts for such expenses for reimbursement. When CONSULTANT's travel includes other business purposes, CORVAS will reimburse an appropriate share of expenses.

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